UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SCANA Corporation
(Exact name of registrant as specified in its charter)

South Carolina
(State or other jurisdiction of incorporation or organization)

57-0784499
(I.R.S. Employer Identification Number)

1426 Main Street, Columbia, South Carolina 29201
(Address of Principal Executive Offices) (Zip Code)

SCANA Corporation Stock Purchase-Savings Plan
(Full title of the plan)

Ronald T. Lindsay, Esq.
Senior Vice President, General Counsel and Assistant Secretary
SCANA Corporation
1426 Main Street, Columbia, South Carolina 29201
(Name and address of agent for service)

(803) 217-6044
(Telephone number, including area code, of agent for service)

Copy To:

John W. Currie, Esq.
McNair Law Firm, P.A.
1301 Gervais Street
17th Floor
Columbia, SC 29201
(803) 799-9800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock	5,000,000 shares	$34.34	$171,700,000	$9,581

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of SCANA Corporation common stock as reported on the consolidated reporting system for the New York Stock Exchange on August 5, 2009.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a)      (1)           The registrant’s Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	The Annual Report on Form 11-K of the SCANA Corporation Stock Purchase-Savings Plan (the “Plan”) for the year ended December 31, 2008.

(b)
All other reports filed with the Securities and Exchange Commission (the “Commission”) by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008 including:

(1)	The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

(2)	The registrant’s Current Reports on Form 8-K filed on January 5, 2009, February 23, 2009, May 18, 2009, July 20, 2009, and July 30, 2009.

(3)	The Amendment No. 1 to Form 10-Q/A for the quarter ended June 30, 2008 filed by the registrant on July 2, 2009.

(c)	The description of the registrant’s common stock contained in the registrant’s registration statement under the Exchange Act on Form 8-B dated November 6, 1984, as amended May 26, 1995.

All documents subsequently filed by the registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequent statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.  Any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K is not and will not be deemed to be incorporated by reference herein unless specifically stated otherwise.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Ronald T. Lindsay, Esquire, who is Senior Vice President, General Counsel and Assistant Secretary, and a full-time employee, of the registrant, has opined on the validity of the shares of the registrant’s common stock being offered under this registration statement.  As of the date of his opinion letter, Mr. Lindsay beneficially owned shares of the registrant’s common stock, including shares acquired by the trustee under the Plan by use of contributions made by Mr. Lindsay and earnings thereon, and including shares purchased by the trustee by use of contributions by the registrant and earnings thereon.

Item 6.     Indemnification of Directors and Officers.

The South Carolina Business Corporation Act of 1988, as amended (the “SCBA”), provides for indemnification of the registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Under Sections 33-8-510, 33-8-550 and 33-8-560 of the SCBA, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful.  In addition, the registrant carries insurance on behalf of directors, officers, employees and agents that may cover liabilities under the Securities Act.  Finally, as permitted by Section 33-2-102 of the SCBA, the registrant’s restated articles of incorporation provide that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director occurring after April 26, 1989, except for (i) any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions or (iv) any transaction from which the director derived an improper personal benefit.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibits required to be filed with this registration statement are listed in the exhibit index following the signature pages. Exhibits that have previously been filed with the Commission and that are designated by reference to their exhibit numbers in prior filings are hereby incorporated herein by reference and made a part hereof. The registrant undertakes to submit the Plan, and any future amendments thereto, to the Internal Revenue Service (the “IRS”) in a timely manner and to make all changes required by the IRS in order to continue to qualify the Plan.

Item 9.     Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference herein.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on August 10, 2009.

(REGISTRANT)	SCANA Corporation

By:	/s/ W. B. Timmerman
W. B. Timmerman, Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

(i) Principal executive officer and director:

By:	/s/ W. B. Timmerman
W. B. Timmerman, Chairman of the Board, President, Chief Executive Officer
and Director
Date:	August 10, 2009

(ii) Principal financial officer:

By:	/s/ J. E. Addison
J. E. Addison, Senior Vice-President-Finance and Chief Financial Officer
Date:	August 10, 2009

(iii) Principal accounting officer:

By:	/s/ J. E. Swan, IV
J. E. Swan, IV, Controller
Date:	August 10, 2009

(iv) Other directors:

* B. L. Amick, J. A. Bennett, S. A. Decker, D. M. Hagood, J. W. Martin, III, J. M. Micali, L. M. Miller, J. W. Roquemore, M. K. Sloan, H. C. Stowe and G. S. York

* Signed on behalf of each of these persons:

By:	/s/ R. T. Lindsay
R. T. Lindsay
(Attorney-in-Fact)
Date:	August 10, 2009

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on August 10, 2009.

(PLAN)                                       SCANA Corporation Stock Purchase-Savings Plan

By:	/s/ J. E. Addison
J. E. Addison
Chairman
SCANA Corporation Stock
Purchase-Savings Plan Committee

/s/ B. W. Hinson
B. W. Hinson
Member
SCANA Corporation Stock
Purchase-Savings Plan Committee

EXHIBIT INDEX

Exhibit No.	Description
4.01	Restated Articles of Incorporation of SCANA Corporation as adopted on April 26, 1989 (Filed as Exhibit 3-A to Registration Statement No. 33-49145 and incorporated by reference herein)
4.02	Articles of Amendment of SCANA Corporation, dated April 27, 1995 (Filed as Exhibit 4-B to Registration Statement No. 33-62421 and incorporated by reference herein)
4.03
Bylaws of  SCANA Corporation as revised and amended on February 19, 2009 (Filed as Exhibit 3.14 on Post-Effective Amendment No. 1 to Registration Statement No. 333-145208 and incorporated by reference herein)

5.01	Opinion Re Legality (Filed herewith)
23.01	Consent of Deloitte & Touche LLP (Filed herewith)
23.02	Consent of Ronald T. Lindsay, Esq. (Included in his opinion in Exhibit 5.01)
24.01	Power of Attorney (Filed herewith)